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                                                                  EXHIBIT 99.6



                             STOCKHOLDERS AGREEMENT


     This STOCKHOLDERS AGREEMENT ("Agreement") is entered into as of ___________, 1996, between UNITED VIDEO SATELLITE GROUP, INC., a Delaware corporation (the "Company"), and TELE-COMMUNICATIONS, INC., a Delaware corporation ("TCI").

     This Agreement sets forth certain rights and obligations of TCI in its capacity as a beneficial owner of securities of the Company. TCI is entering into this Agreement in consideration of the agreement of the Company to merge with a subsidiary of TCI (the "Merger") in accordance with the terms of the Agreement and Plan of Merger, dated as of July 10, 1995, as amended (the "Merger Agreement"), and for other consideration set forth in this Agreement.

     The Company and TCI agree as follows:

     1.   DEFINITIONS.    As used in this Agreement, the terms set forth below
shall have the meanings indicated in this Section 1.

          Affiliate. "Affiliate" shall have the same meaning as in Rule 12b-2 or any successor regulation under the Exchange Act.

          Beneficial Ownership. A Person shall be deemed the "beneficial owner" of, and shall be deemed to "beneficially own," any securities of which such Person has "beneficial ownership" within the meaning of Rule 13d-3 under the Exchange Act. Any Person's percentage beneficial ownership of any class of securities shall be determined in accordance with such rule.

          Board of Directors. "Board of Directors" means the board of directors of the Company.

          Disinterested Directors. "Disinterested Directors" at any time shall mean those members of the Board of Directors who are not directors, officers or employees of TCI. Any requirement in this Agreement for a concurrence of or approval by a majority of Disinterested Directors shall also require that there be Disinterested Directors then in office.

          Equity Securities. "Equity Securities" means any shares of the capital stock of the Company that are entitled to vote generally for the election of directors of the Company.
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          Exchange Act.  "Exchange Act" means the Securities Exchange Act of
1934, as amended.

          Group. "Group" means any group of Persons that form, join or participate in concert pursuant to any agreement or understanding with respect to the voting and disposition of Equity Securities.

          Minimum Amount. "Minimum Amount", as of any relevant date, means that the Equity Securities of the Company beneficially owned by Mr. Flinn as of such date represent not less than 20% of the then outstanding Equity Securities; provided, that, if the Company issues additional Equity Securities in one or more transactions resulting in the Equity Securities owned by Mr. Flinn representing less than 20% of the Equity Securities outstanding after such issuance, then the Equity Securities owned by Mr. Flinn will nonetheless be deemed to represent the Minimum Amount of the outstanding Equity Securities for long as both (x) Mr. Flinn beneficially owns not less than 3.5 million Equity Securities (adjusted as appropriate for stock splits, reverse stock splits and stock dividends) and (y) Mr. Flinn is one of the three largest stockholders of the Company, including TCI (in terms of numbers of Equity Securities held).

          Person. "Person" means any individual or any corporation, partnership, limited liability company, trust or other legal entity.

          TCI Equity Securities. "TCI Equity Securities" means any Equity Securities beneficially owned by TCI.

     2. VOTING AND RELATED RESTRICTIONS. TCI shall cause one or more Persons, who are duly authorized to vote all the TCI Equity Securities, to be present at all meetings of the stockholders of the Company at which such stockholders are to vote on any of the matters described in Section 2(a) or 2(b) (or in Section 3), or shall cause proxies for all TCI Equity Securities to be present at all such meetings, to enable all the TCI Equity Securities to be counted for quorum purposes. At any such meeting, TCI shall cause all the TCI Equity Securities to be voted as follows:

          (a) Directors. TCI shall cause all TCI Equity Securities to be voted in any general election of directors (i) in favor of the election of Roy Bliss to the Board of Directors for so long as Mr. Bliss is an executive officer of the Company, (ii) in favor of the election of Peter C. Boylan III to the Board of Directors for so long as Mr. Boylan is an executive officer of the Company and (iii) in favor of the election of Lawrence Flinn, Jr. to the Board of Directors for so long as Mr. Flinn beneficially owns Equity Securities of the Company representing not less than the Minimum Amount. The Board of Directors shall be of such size and shall include such additional nominees of TCI as TCI may determine in its sole discretion. For so long as the TCI Equity Securities are required to be voted in favor of the election of Mr. Bliss or Mr. Flinn to the Board of Directors, Mr. Bliss or Mr. Flinn, as applicable,

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     shall also be appointed to the Executive Committee of the Board of
     Directors of the Company.

          (b) Major Transactions. With regard to any transaction for which approval of the Company's stockholders is required pursuant to the Delaware General Corporation Law, if TCI or an Affiliate of TCI (other than the Company and its subsidiaries) is a party to the transaction or would be a direct or indirect beneficiary of the transaction (except in its capacity as a stockholder of the Company), then unless such transaction is approved by a majority of the Disinterested Directors, TCI shall cause all TCI Equity Securities to be voted in the same proportion for and against such transaction as the Equity Securities of the other stockholders of the Company voting thereon are voted.

     As to any matter other than those expressly set forth in Section 2(a) and
Section 2(b), and except to the extent set forth in the second paragraph of
Section 3, TCI shall exercise its sole discretion as to the voting of all TCI Equity Securities.

     3. Certain Mergers and Consolidations. If the Company proposes to enter into any merger or consolidation subject to Article IV, Section A, paragraph 6 of the Company's Restated Certificate of Incorporation, then, unless a majority of the Disinterested Directors determines (and, if requested by any Disinterested Director, the Company obtains an opinion from an independent financial advisor of national standing (which financial advisor shall be acceptable to each Disinterested Director, acting in good faith) to the effect) that the consideration to be received by the holders of the Class A Common Stock in such transaction is substantially equivalent in value, on a per share basis, to the consideration to be received by the holders of the Class B Common Stock in such transaction, taking into account all relevant factors, including, without limitation, the anticipated tax treatment of such consideration to the holders of the Class A Common Stock and Class B Common Stock, TCI shall not permit the TCI Equity Securities to be voted in favor of such merger or consolidation in any greater percentage than the percentage in which the Equity Securities of the other stockholders of the Company voting thereon are voted in favor of such merger or consolidation. Notwithstanding the foregoing, to the extent that the holders of the Class A Common Stock and the holders of the Class B Common Stock, respectively, are entitled to receive in any merger or consolidation (pursuant to any election or otherwise), securities that do not differ in any respect other than their relative voting rights and related differences in designation, conversion and share distribution provisions, which differences would be permitted in the case of securities distributed in a share distribution made under Article IV, Section A, paragraph 4 of the Company's Restated Certificate of Incorporation, such relative voting rights and related differences in designation, conversion and share distribution provisions shall be disregarded in determining the per share value of the consideration to be received by the holders of the Class A Common Stock and the holders of the Class B Common Stock, respectively, under Article IV, Section A, paragraph 6 of the Company's Restated Certificate of Incorporation.

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     4. MISCELLANEOUS.

          (a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware.

          (b) Severability. The invalidity or unenforceability of any provision of this Agreement in any application shall not affect the validity or enforceability of such provision in any other application or of any other provision of this Agreement.

          (c) Specific Performance. TCI and the Company acknowledge that their respective remedies at law for failure by the other to comply with any provision of this Agreement would not be adequately compensable in damages and would cause irreparable harm to the aggrieved party, and that such covenants may be specifically enforced.

          (d) Amendments. Any amendment to this Agreement or waiver of any right hereunder must be in writing and, if made by the Company, must be approved by a majority of the Disinterested Directors.

          (e) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute a single agreement.

          (f) Headings. The section headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

          (g) Binding Effect. This Agreement shall be binding on any Person or Group to whom TCI transfers beneficial ownership of TCI Equity Securities the aggregate voting power of which represents a majority of the total voting power ("Majority Interest") of the Equity Securities outstanding at the time of such transfer, and shall be binding upon any subsequent transferee of such Equity Securities representing a Majority Interest at the time of such subsequent transfer, provided that, at the time of each such transfer, Mr. Flinn beneficially owns Equity Securities of the Company representing not less than the Minimum Amount. Upon any such transfer of Equity Securities representing a Majority Interest, the transferor shall be released from all obligations hereunder.

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     The parties hereto have executed this Agreement as of the date first above written.

                              UNITED VIDEO SATELLITE GROUP, INC.

                              By:
                                 -----------------------------------
                                 Name:
                                 Title:


                              TELE-COMMUNICATIONS, INC.

                              By:
                                 -----------------------------------
                                 Name:
                                 Title:



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